Exhibit 99.1

Cleco announces new senior management structure

Cleco Power COO to retire in February 2012

PINEVILLE, La., Nov. 2, 2011 -- Cleco Corporation (NYSE: CNL) today announced a new management structure involving different reporting relationships and several promotions to better align the senior management team with the company’s goals and objectives.

In addition, George W. Bausewine, president and chief operating officer of Cleco Power, announced he will retire in February 2012.  Leadership changes in the Cleco Power subsidiary organization will be announced in early 2012.

“This new Cleco corporate management structure creates an organization which will have executive officers and senior managers focused directly on employing best practices in processes critical to our success for the benefit of our customers and our stockholders,” said Bruce A. Williamson, Cleco’s president and chief executive officer.  “These changes show our intent to develop people throughout the organization.  Prior to his retirement, George will assist me in evaluating the Cleco Power organization with a goal of creating similar opportunities for development and advancement of our people.”

Williamson’s direct reports and their areas of responsibility for Cleco Corporation are as follows:

R. Russell Davis, formerly Cleco’s vice president investor relations and chief accounting officer, has been promoted to senior vice president of external relations and information technology.  Davis will retain responsibility for investor relations and combine this function with Cleco’s corporate communications group to create the external relations team.  Also reporting to Davis will be:

•	Troy West, who will remain general manager of information technology; and

•	Cheryl Patrick, who will remain manager of supply chain and contracts.

Judy P. Miller, formerly Cleco’s corporate secretary, has been promoted to senior vice president of corporate services and internal audit.  Reporting to Miller will be:

•	Susan Broussard, who has been promoted to general manager of human resources;

•	Maile Sharff, who has been promoted to general manager of health, safety and environmental compliance;

•	Jessica Viator, who has been promoted to general manager of support services which will include telecommunications, facilities, corporate records and corporate services; and

•	Doug Bell, who will remain general manager of internal audit.

Darren Olagues, Cleco’s senior vice president of finance and chief financial officer, will temporarily add the title of treasurer to his position.  He will assume responsibility for the direct reports of the treasurer while a search is conducted for a treasurer.  In addition to the treasury function, the following individuals will report to Olagues:

•	Robbie LaBorde, who has been promoted to vice president strategic planning, development and environmental policy;

•	Terry Taylor, formerly assistant controller who has been promoted to controller and chief accounting officer; and

•	Charles A. Mannix, who will be general manager of tax.

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Wade Hoefling will remain senior vice president and general counsel.  Hoefling’s direct reports are as follows:

•	Julia Callis, who has been promoted to associate general counsel and corporate secretary;

•	Mark Pearce, associate general counsel;

•	Louis Guidry, manager of NERC compliance;

•	Jill Kelone, attorney; and

•	Lauren LeBoeuf, corporate paralegal.

Jeffrey W. Hall will remain senior vice president of governmental affairs and chief diversity officer, and Keith Johnson will remain acting vice president of Cleco Midstream. Changes will be effective Nov. 12.

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Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 10 generating units with a total nameplate capacity of 2,572 megawatts and serves approximately 279,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts.  Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts.  For more information about Cleco, visit www.cleco.com.

Media contact: Robbyn Cooper Cleco Corporation 318-484-7136